Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FuelCell Energy, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-224154, 333-217250, 333-211092, 333-195848, 333-181021, 333-177045, 333-166164 and 333-140168) on Form S-8 and (Nos. 333-226792, 333-215530, 333-201428, 333-201427, 333-187290, 333-185221 and 333-166565) on Form S-3 of FuelCell Energy, Inc. of our report dated January 22, 2020, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended October 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the October 31, 2019 annual report on Form 10-K of FuelCell Energy, Inc.

Our report refers to a change in the Company’s method of accounting for revenue due to the adoption of new accounting guidance.

/s/ KPMG LLP

Hartford, Connecticut
January 22, 2020